Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577
For Immediate Release
Monday, August 8, 2005
NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2005 RESULTS
     Cleveland, Ohio, August 8, 2005 — NACCO Industries, Inc. (NYSE:NC) today announced an increase in net income for the second quarter of 2005 to $11.3 million, or $1.37 per share, compared with net income for the second quarter of 2004 of $6.4 million, or $0.78 per share. Revenues for the second quarter of 2005 were $778.5 million, an increase of 21 percent compared with revenues of $644.3 million for the second quarter of 2004.
     Net income for the six months ended June 30, 2005 was $16.5 million, or $2.01 per share. This compared with net income of $1.9 million, or $0.23 per share, for the first six months of 2004, which included a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.
Discussion of Results
NMHG Wholesale
     NACCO Materials Handling Group (“NMHG”) Wholesale reported net income of $8.9 million on revenues of $574.6 million for the second quarter of 2005 compared with net income of $4.4 million on revenues of $445.5 million for the second quarter of 2004.
     Revenues increased 29 percent in the second quarter of 2005 compared with the second quarter of 2004 due to increased unit volumes in all markets, a favorable shift in mix toward higher-priced lift trucks in the Americas and Europe, the effect of price increases implemented during 2004 and in early 2005, favorable foreign currency movements as a result of the strengthening of the British pound sterling and euro versus the U.S. dollar compared with the 2004 second quarter, and increased parts sales volumes in the Americas and Europe. Lift truck shipments increased to 21,997 units in the second quarter of 2005 from 18,772 units in the second quarter of 2004. NMHG Wholesale’s worldwide backlog decreased to 23,900 units at June 30, 2005 from 24,700 units at June 30, 2004 and 27,500 units at March 31, 2005. The declines in backlog from the prior year second quarter and previous quarter were primarily due to increased shipments and actions taken to ensure that bookings remain in line with available capacity as the company completes its plant restructuring programs and the rearrangement of its production lines for the introduction of new lift truck models.
     The significant increase in NMHG Wholesale’s 2005 second quarter net income compared with the 2004 second quarter net income, which included the temporary suspension of the 2004 second quarter management fee paid to NACCO and a $1.5 million tax benefit realized in the prior year, was the result of increased parts and unit volume, a favorable shift in mix to higher-margin lift trucks in the Americas and Europe, and price increases totaling $22.7 million pre-tax. These price increases were partially offset by increased material costs of $17.4 million pre-tax, particularly as a result of increased costs for steel. Operating expenses also increased as a result of higher marketing expenses related to the preparation for the launches of the 2 to 3 ton pneumatic lift trucks and the 1 to 2 ton cushion and pneumatic lift trucks in the third quarter of 2005 and increased employee-related expenses.
     For the six months ended June 30, 2005, NMHG Wholesale reported net income of $11.7 million on revenues of $1.1 billion compared with net income of $6.9 million on revenues of $866.8 million for the first six months of 2004.
NMHG Wholesale — Outlook
     Global lift truck markets continued to grow in the second quarter of 2005. NMHG Wholesale is hopeful that these increased levels will be sustained and will continue to improve going forward. The company expects stronger lift truck markets in the second half of 2005 in the Americas and Asia-Pacific, resulting in increased volumes in the last half of 2005 in comparison with 2004 levels, and relatively flat lift truck markets in Europe compared with prior periods. NMHG Wholesale anticipates that its unit shipment levels for the last half of 2005 compared with the last half of 2004 will continue to increase at controlled rates to accommodate the phase in of newly designed products.
     Despite the stronger lift truck markets, NMHG Wholesale expects the remainder of 2005 to be challenging. Results in the third quarter are historically lower than the second quarter as a result of summer vacation plant shutdowns. In addition, pricing challenges will continue as the company works to continue to moderate the effect of increases in material costs, which are largely related to supplier price increases for steel. Price increases implemented by NMHG Wholesale during 2004 and in early 2005 are expected to continue to offset the effect of anticipated increased material costs in the second half of 2005, although the company does not anticipate full recovery of the accumulated cost increases incurred since the beginning of 2004 by the end of 2005. Further, the company continues to monitor changes in material costs, which appear to have begun to trend down from the peak levels at the end of 2004, and to evaluate the need and potential for future price increases in the context of managing backlog levels. In addition, although the dollar strengthened during the past quarter, past currency movements are expected to continue to affect current operations. As a result, the company continues to work actively to change the sourcing of components from British pound sterling and euro areas to U.S. dollar and low cost areas on the assumption that currencies are likely to stay at levels that are not advantageous to NMHG Wholesale.
     NMHG Wholesale is currently completing several significant initiatives that will benefit the company long-term but are expected to increase costs and inefficiencies in the near-term, especially in the second half of 2005. These additional programs relate to NMHG Wholesale’s new product development and manufacturing restructuring activities. The company introduced the first of the new 1 to 8 ton internal combustion engine lift trucks in the first quarter of 2005, with the expected introduction of all of these products by the first quarter of 2007. As a result of these ongoing initiatives, product development and product introduction costs are expected to continue at current high levels throughout the second half of 2005, as the introduction of the new lift trucks continues on schedule with the launches of the 2 to 3 ton pneumatic lift truck and the 1 to 2 ton cushion and pneumatic lift trucks in the third quarter of 2005. At the same time, the associated costs attributable to start-up inefficiencies and the ongoing manufacturing restructuring programs are expected to continue as some production moves to different facilities. The introduction of these new products will continue to put pressure on earnings in the third quarter of 2005. This pressure should be significantly alleviated by the end of 2005 as assembly lines move into full production of this first wave of new products. The company expects to complete the majority of the rearrangement of the layout of its assembly lines in the Americas in the third quarter of 2005 resulting in a reduction in manufacturing costs and an improvement in productivity in 2006.
     While the introduction of additional 1 to 8 ton products, as well as certain other programs, including the final changes in European production locations, are expected to continue to affect operating results unfavorably in 2006, the benefits from the increasing effect of pricing, other programs and expense reduction efforts already implemented are expected to provide significant benefits in 2006. Overall, NMHG Wholesale’s various long-term programs, particularly significant new product development programs, are expected to enhance profitability and generate growth increasingly as they mature in the 2006 to 2008 period.
NMHG Retail
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a lower net loss for the second quarter of 2005 of $1.4 million compared with a net loss of $1.9 million for the second quarter of 2004.
     Revenues decreased to $43.5 million for the quarter ended June 30, 2005 from $50.2 million for the quarter ended June 30, 2004. This decrease was primarily due to an increase in intercompany sales transactions which caused an increase in the required intercompany revenue elimination and reduced revenues from the sale of a small retail dealership in Germany in the first quarter of 2005. This decrease was partially offset by improved unit sales and favorable foreign currency movements in both Europe and Asia-Pacific.
     The reduction in NMHG Retail’s 2005 second quarter net loss compared with the 2004 second quarter net loss, which included an $0.8 million tax benefit realized in the prior year, is mainly attributable to a gain on the sale of a French dealership during the second quarter of 2005 and reduced interest expense as a result of lower intercompany debt. These improvements were partially offset by lower Asia-Pacific operating income as a result of lower margins on new unit sales and increased operating expenses.
     For the six months ended June 30, 2005, NMHG Retail had a net loss of $3.9 million on revenues of $91.2 million compared with a net loss of $3.9 million on revenues of $99.7 million for the first six months of 2004.
NMHG Retail – Outlook
     In the last half of 2005, NMHG Retail expects to continue its programs to improve the performance of its wholly owned dealerships in order to meet its longer-term objective of achieving at least break-even results while building market position. However, restructuring and improvement programs will continue in 2005 without achieving the full benefit of those programs until future years.
NACCO Housewares Group
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported an increase in net income to $1.6 million for the second quarter of 2005 on revenues of $132.4 million compared with net income of $1.3 million for the second quarter of 2004 on revenues of $121.5 million.

     Revenues at Hamilton Beach/Proctor-Silex increased in the second quarter of 2005 compared with the second quarter of 2004 predominantly due to improved sales volumes in U.S. consumer markets.
     In the second quarter of 2005, revenues at Kitchen Collection increased compared with the second quarter of 2004 due to sales from new stores and an increase in sales at comparable stores due to an increase in the average sales transaction. These improvements were partially offset by a continued reduction in customer visits at comparable stores, mainly as a result of lower traffic at outlet malls due to higher gasoline prices. The number of Kitchen Collection stores increased to 191 stores at June 30, 2005 from 185 stores at June 30, 2004.
     The increase in net income at NACCO Housewares Group in the second quarter of 2005 compared with the second quarter of 2004, which included a $0.5 million income tax benefit realized in the prior year quarter, was a result of an increase in net income at Hamilton Beach/Proctor-Silex, partially offset by an increase in the net loss at Kitchen Collection. The increase in net income at Hamilton Beach/Proctor-Silex is primarily attributable to the increase in sales volume combined with lower manufacturing costs as a result of the 2004 manufacturing restructuring program and a continued shift to sourcing products from China.
     For the six months ended June 30, 2005, NACCO Housewares Group reported net income of $0.5 million on revenues of $247.2 million compared with a net loss of $5.2 million on revenues of $239.0 million for the first six months of 2004. Results for the six months ended June 30, 2004 include a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.
NACCO Housewares Group — Outlook
     NACCO Housewares Group is encouraged by current market conditions and is moderately optimistic that markets for its consumer goods will strengthen in the last half of 2005 compared with 2004.
     Continued product innovation, strong brands and heightened channel efforts by Hamilton Beach/Proctor-Silex are expected to help NACCO Housewares Group maintain and strengthen its leading market positions. New products already being introduced by Hamilton Beach/Proctor-Silex are anticipated to generate additional product placements and continued margin improvements throughout the second half of 2005 resulting in positive effects on revenues and operating profit. These new products include the new Hamilton Beach® BrewStation™ Deluxe coffeemaker, the Big Mouth Food Processor™, the WaveLogic™ and WaveStation™ Blenders, which incorporate the company’s new Wave~Action™ blending technology, the Change-a-Bowl™ Slicer/Shredder, the Toastation™ and the new Hamilton Beach® Eclectrics™ line of electric appliances, along with additional new product introductions. Volume prospects however are difficult to project because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, along with the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex is continuing programs, including manufacturing restructuring and cost reduction programs begun in earlier years, which are designed to reduce operating costs and improve manufacturing efficiencies. The manufacturing restructuring program implemented in 2004 and the increased sourcing of additional products from China have already favorably affected margins and are anticipated to continue contributing to improved operating results. Both of these programs are expected to be largely completed by mid-2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to increasingly improve results in 2006 and 2007. With the increased sourcing of products from China, Hamilton Beach/Proctor-Silex continues to monitor the effect of the revaluation of the Chinese yuan. However, Hamilton Beach/Proctor-Silex has contracts with its Chinese suppliers in U.S. dollars, which are expected to defer the effect of this revaluation in the near term.
     Kitchen Collection expects stronger sales for the second half of 2005 compared with the second half of 2004 primarily as a result of increased store locations. However, continued high gasoline prices during the remainder of 2005 and the effects of hurricanes in the Southern United States could adversely affect the number of customer visits to Kitchen Collection stores, and thus operating results. Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix and store appearance, optimize store selling space, close non-performing stores and prudently open new stores, expand internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products and develop new store formats, including enclosed mall formats, while aggressively managing costs.
North American Coal
     North American Coal’s net income for the second quarter of 2005 was $3.2 million on revenues of $28.0 million compared with net income of $3.7 million for the second quarter of 2004 on revenues of $27.0 million.
     The table below provides a comparison of North American Coal’s lignite coal and limerock deliveries for the second quarter of 2005 compared with the second quarter of 2004.

	2005	2004
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.8	1.6
Unconsolidated mines	6.0	5.8

Total lignite coal deliveries	7.8	7.4

Limerock deliveries (cubic yards)	4.9	5.1

     The improvement in lignite coal deliveries was the result of higher production due to increased customer requirements and fewer seasonal outage days at customers’ power plants during 2005 compared with 2004.
     Revenues at North American Coal increased as a result of increased royalty income and increased revenues at both the consolidated coal mining operations and the limerock dragline mining operations. The improvement in revenue from the consolidated mining operations was primarily the result of increased production and contractually required price escalation. Price escalation, combined with a more favorable mix of higher priced limerock yards delivered in the second quarter of 2005 compared with 2004, also contributed to the increase in the limerock dragline mining operations’ revenues.
     The decrease in net income for the 2005 second quarter compared with net income for the 2004 second quarter is primarily the result of increased start-up costs at the limerock dragline mining operations related to two new dragline services contracts signed in the first quarter of 2005 and increased costs related to new dragline equipment having been put into service. Also contributing to the decrease in net income were higher commodity costs for diesel fuel, which are expected to be recovered in future periods through contractual price escalation, increased costs at the Red River Mining Company, which incurred expenditures that were previously delayed while the mine worked through adverse geological conditions, and increased costs at the Mississippi Lignite Mining Company as this mine continues working through adverse geological mining conditions.

     For the six months ended June 30, 2005, North American Coal’s net income was $7.5 million on revenues of $57.1 million compared with net income of $9.5 million on revenues of $52.9 million for the first six months of 2004.
North American Coal — Outlook
     North American Coal expects seasonally normal levels of lignite coal deliveries in the last half of 2005. Results, however, are expected to continue to be temporarily adversely affected by moderately increased costs at Mississippi Lignite Mining Company as this operation works through adverse geological mining conditions in 2005.
     Limerock mining start-up costs are also expected to continue to affect comparisons between the last half of 2005 and the last half of 2004 as a result of two new dragline mining services contracts signed during the first quarter of 2005 and another new dragline mining services contract signed during the second quarter of 2005. Two of these operations are expected to commence in the third quarter of 2005 and the third in late 2006 or early 2007.
     Over the longer term, results at North American Coal are expected to improve, specifically in 2006 and 2007, as a result of improved operating conditions at the Red River Mining Company and the Mississippi Lignite Mining Company, contract changes at the San Miguel Lignite Mining Operations and as more limerock operations become operational and begin to have a more significant impact. In addition, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock dragline mining services projects.
NACCO and Other
     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, incurred a net loss of $1.0 million for the second quarter of 2005 compared with a net loss of $1.1 million for the second quarter of 2004. The slight reduction in the net loss in the second quarter of 2005 compared with the second quarter of 2004 is primarily the result of the reinstatement of management fees charged to NMHG, which were temporarily suspended in the second quarter of 2004, partially offset by the absence of a $0.9 million tax benefit for resolution of tax issues related to state income taxes at Bellaire Corporation recognized in the second quarter of 2004. For the six months ended June 30, 2005, NACCO and Other had net income of $0.7 million compared with a net loss of $5.4 million for the first six months of 2004.
# # # #
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, August 9, 2005, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 320-2978 (Toll Free) or (617) 614-4923 (International), Passcode: 46794886, or over the Internet through NACCO Industries’ website at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 16, 2005. The online archive of the broadcast will be available on the NACCO Industries website.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) changes in suppliers, (7) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (8) product liability or other litigation, warranty claims or returns of products, (9) delays in or increased costs of restructuring programs, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (11) acquisitions and/or dispositions of dealerships by NMHG and (12) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) increased competition, including consolidation within the industry, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment that could affect lignite or limerock deliveries to customers, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
# # #
FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager—Finance
(440) 449—9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
		(In millions, except per share data)
Total revenues	$778.5	$644.3	$1,506.3	$1,258.5

Gross profit	$124.7	$106.2	$235.3	$210.6

Earnings of unconsolidated project mining subsidiaries	$7.7	$7.2	$16.1	$15.7

Operating profit	$25.5	$14.0	$37.7	$19.3
Other income (expense)	(10.1)	(10.2)	(19.1)	(22.2)

Income (loss) before income taxes and minority interest	15.4	3.8	18.6	(2.9)
Income tax provision (benefit)	4.1	(2.5)	2.2	(4.4)

Income before minority interest	11.3	6.3	16.4	1.5
Minority interest income	—	0.1	0.1	0.4

Net income	$11.3	$6.4	$16.5	$1.9

Basic and diluted earnings per share	$1.37	$0.78	$2.01	$0.23

Cash dividends per share	$0.4650	$0.3900	$0.9175	$0.7700

Basic and diluted average shares outstanding	8.224	8.212	8.221	8.210
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$574.6	$445.5	$1,110.8	$866.8
NACCO Materials Handling Group Retail (incl. elims.)	43.5	50.2	91.2	99.7

NACCO Materials Handling Group	618.1	495.7	1,202.0	966.5
NACCO Housewares Group	132.4	121.5	247.2	239.0
North American Coal	28.0	27.0	57.1	52.9
NACCO and Other	—	0.1	—	0.1

	778.5	644.3	1,506.3	1,258.5

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.8	6.6	13.7	13.3
NACCO Materials Handling Group Retail (incl. elims.)	3.3	4.0	7.2	8.0

NACCO Materials Handling Group	10.1	10.6	20.9	21.3
NACCO Housewares Group	1.7	2.2	3.6	4.7
North American Coal	3.3	2.9	6.7	5.8
NACCO and Other	0.1	—	0.1	—

	15.2	15.7	31.3	31.8

Operating profit (loss)
NACCO Materials Handling Group Wholesale	17.1	8.4	26.0	18.1
NACCO Materials Handling Group Retail (incl. elims.)	—	(1.2)	(2.8)	(2.6)

NACCO Materials Handling Group	17.1	7.2	23.2	15.5
NACCO Housewares Group	3.5	2.3	2.8	(7.1)
North American Coal	5.4	7.0	12.5	15.8
NACCO and Other	(0.5)	(2.5)	(0.8)	(4.9)

	25.5	14.0	37.7	19.3

Other income (expense)
NACCO Materials Handling Group Wholesale	(6.3)	(5.3)	(10.9)	(11.7)
NACCO Materials Handling Group Retail (incl. elims.)	(0.9)	(1.7)	(2.1)	(3.3)

NACCO Materials Handling Group	(7.2)	(7.0)	(13.0)	(15.0)
NACCO Housewares Group	(0.9)	(1.1)	(2.0)	(2.9)
North American Coal	(2.1)	(1.9)	(4.5)	(3.8)
NACCO and Other	0.1	(0.2)	0.4	(0.5)

	(10.1)	(10.2)	(19.1)	(22.2)

Net income (loss)
NACCO Materials Handling Group Wholesale	8.9	4.4	11.7	6.9
NACCO Materials Handling Group Retail (incl. elims.)	(1.4)	(1.9)	(3.9)	(3.9)

NACCO Materials Handling Group	7.5	2.5	7.8	3.0
NACCO Housewares Group	1.6	1.3	0.5	(5.2)
North American Coal	3.2	3.7	7.5	9.5
NACCO and Other	(1.0)	(1.1)	0.7	(5.4)

	$11.3	$6.4	$16.5	$1.9

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Detail of other income (expense):
Interest expense	$(8.5)	$(8.7)	$(16.8)	$(17.2)
Interest income	0.8	0.6	1.7	0.8
Loss on interest rate swap agreements	—	—	—	(0.1)
Income from unconsolidated affiliates	1.5	1.8	3.8	2.6
Other income (expense) — net	(1.0)	(0.7)	(1.7)	(1.1)

Total other income (expense)	$(7.2)	$(7.0)	$(13.0)	$(15.0)

Capital expenditures	$9.4	$11.2	$18.0	$18.2

	June 30	December 31
	2005	2004
Cash and cash equivalents	$70.8	$97.4

Debt
Senior notes	$248.0	$247.8
Revolving credit agreements	6.9	9.2
Capital lease agreements and other debt	28.3	33.5

Total debt	$283.2	$290.5

Stockholder’s equity	$432.7	$446.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.
(All amounts are subject to annual audit by our independent registered public accounting firm.)